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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Macerich Company:

        We consent to the incorporation by reference in the Registration Statement on Form S-3 and the prospectus filed by The Macerich Company for the offering of shares of common stock, of our report dated March 4, 2005, with respect to the balance sheets of SDG Macerich Properties, L.P. as of December 31, 2004 and 2003, and the related statements of operations, cash flows, and partners' equity for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 Annual Report on Form 10-K of The Macerich Company. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement and Prospectus.

KPMG LLP

Indianapolis, Indiana
January 11, 2006

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  Exhibit 23.2